                                                                    Exhibit 99.1


NEWS RELEASE for August 13, 2003 at 7:30 AM EDT
-----------------------------------------------

Contact:          Allen & Caron Inc
                  Jill Bertotti (investors)
                  jill@allencaron.com
                  Len Hall (media)
                  len@allencaron.com
                  (949) 474-4300


AMERIGON REPORTS 2003 SECOND QUARTER, SIX-MONTH RESULTS

Continued Strong Year-over-Year Revenue Growth; Losses Narrow; Ford on Track to Meet 2003 Value Participation Agreement Goals

DEARBORN, MI (August 13, 2003) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced results for its second quarter and six months ended June 30, 2003. For the 2003 second quarter, revenue doubled compared to the prior year period and, for the first six months of 2003, revenue was approximately 2.5 times the first six months of 2002. Losses for this year's second quarter and first six months declined 63 percent and 59 percent, respectively, over the same periods in 2002. This year's second quarter and six-month results also included initial shipments of its next generation Climate Control Seat system and, for the first time, customer funding for development programs in its BSST technology subsidiary.

         Revenues for the second quarter of 2003 doubled to $5.6 million from $2.8 million in last year's second quarter. The increase was due primarily to higher demand for Amerigon's Climate Control Seat(TM) (CCS(TM)) as an option in the Ford Expedition, continued strong sales for the Lincoln Navigator, and the addition of CCS as an option in seven new vehicles since the second quarter of 2002. Revenues in the 2003 second quarter also increased 8 percent sequentially from this year's first quarter. Gross margins as a percentage of revenues for the 2003 second quarter improved to 24.8 percent from 23.9 percent for the second quarter of 2002, and were up from 20.5 percent in the first quarter of 2003.

         The net loss for this year's second quarter declined 63 percent to $609,000, or a loss per share of $0.06, from a net loss of $1.7 million, or a loss per share of $0.15, for the year-earlier period. This year's second quarter net loss represents a 34 percent improvement from the net loss of $925,000 in the 2003 first quarter. The 2003 second quarter net loss includes a non-cash, accounting charge of $310,000 related to the expected future issuance of a warrant to Ford Motor Company (NYSE:F) to purchase a total of 216,690 shares of Amerigon Common Stock at $5.75 per share.

         Based on Ford's purchases of CCS in the first six months of this year, Ford is currently on track to meet its full year CCS volume purchase goal. Under the terms of the January 2000 Value Participation Agreement (VPA) between Ford and Amerigon, Ford committed to

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AMERIGON REPORTS 2003 SECOND QUARTER, SIX-MONTH RESULTS
Page 2-2-2

exclusively use CCS for its heated and cooled, and/or ventilated seat requirements and agreed to certain annual volume goals, which, if met, would result in Ford receiving a warrant to purchase shares of Amerigon Common Stock.

         Should Ford remain on track to meet its full year CCS volume purchase goal, there would be additional non-cash, accounting charges of approximately $160,000 recorded in each of the third and fourth quarters of this year to cover the issuance of the warrant to Ford for its 2003 CCS purchases. The accounting charges recorded in connection with the issuance of the warrant to Ford are non-cash in nature and have no impact on shareholder equity.

         "We are definitely excited by Ford's volume of CCS purchases in the first six months of this year," Coker said. "Ford's attainment of its annual volume purchase goal clearly demonstrates the substantial progress we've made since CCS was first introduced. It not only reflects the continuing expansion of our relationship with Ford and its acceptance of CCS, it is a solid indication of the growing recognition of the value of the CCS option by the automotive buying public as well. We are delighted at the prospect of issuing this warrant to Ford."

         Coker added, "We continued to make steady and significant operational and financial progress in this year's second quarter and are pleased with the results we have achieved to date. Year-over-year we have seen solid increases in the number of vehicles offering CCS, and the sequential quarterly increase in revenues from existing automotive vehicles is strong evidence of the growing demand by car buyers for the comfort and value of CCS.

         The Company also began to reap the benefits of its investment in improving the efficiency of thermoelectric devices (TED), which is the technology base of Amerigon's products. "BSST's funding of $246,000 from development contracts during the quarter, a first for the subsidiary, represents an important milestone," Coker said.

         During the second quarter, the Company also began shipping its next generation Climate Control Seat technology, MTM(TM), to General Motors for inclusion in upcoming 2004 Cadillac vehicle models. MTM improves the CCS system by not only reducing size, weight, and cost, but it is also much easier to install in seats, making it even more attractive to automotive and seat manufacturers.

         Revenues for the first six months of 2003 rose 2.5 times to $10.9 million from $4.4 million in the first six months of 2002. The net loss for the first half of this year declined 59 percent to $1.5 million, or a loss per share of $0.14, from a net loss of $3.8 million, or a loss per share of $0.42, for the year-earlier period. Gross margins as a percentage of revenues for the first six months of this year improved to 22.7 percent, up from 19.0 percent for the first six months of 2002.

         There are currently a total of 12 vehicles committed to offering CCS including the Cadillac Sedan DeVille, Mercury Monterey, Cadillac Escalade ESV and Cadillac XLR. Volume shipments of CCS for these four vehicles is expected to begin in the third quarter of 2003, which will significantly increase volume in the second half of this year.

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AMERIGON REPORTS 2003 SECOND QUARTER, SIX-MONTH RESULTS
Page 3-3-3

         "Based on the work we have done in recent months, the agreement BSST signed with Visteon in June, our new MTM technology and the continued growth in the level of market acceptance of CCS, we believe the future is bright for Amerigon," Coker said.

         Amerigon's BSST subsidiary signed an agreement in principle with Visteon Corporation (NYSE:VC) in June to develop an array of environmentally friendly heating and cooling products for the automotive industry based on BSST's proprietary efficient TED technology. BSST has already developed TEDs with twice the efficiency of today's devices. Amerigon expects this advanced technology will dramatically expand the market for TED-based automotive and non-automotive products and is working with several partners to develop product opportunities and paths to market.

         Amerigon raised $2.5 million in gross proceeds in June through a private placement of 1 million newly-issued shares of Amerigon Common Stock to Tokyo-based Ferrotec Corporation (JP:6890). In separate transactions, an additional $500,000 was raised in a voluntary exercise of existing warrants at $2.00 per share by institutional investors.

Conference Call
---------------

         As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:00 AM EDT (Eastern). The dial-in number for the call is 1-800-621-5175. A live webcast and 10-day archive of the call can be accessed at www.viavid.com.
                   ---------------

About Amerigon

         Amerigon designs, develops and markets its proprietary Climate Control Seat(TM) (CCS(TM)) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon is engaged in developing more efficient thermoelectric devices and products for automotive and other market applications. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

         Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company's actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon's Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending June 30, 2003, and its Form 10-K for the year ended December 31, 2002.

                                  TABLES FOLLOW

AMERIGON REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Page 4-4-4

                              AMERIGON INCORPORATED


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                       Ended June 30,                     Ended June 30,
                                                                   2003             2002              2003             2002
                                                                ------------     ------------      ------------     ------------
Product revenues                                                   $ 5,644          $  2,832         $ 10,890          $  4,357
Cost of sales                                                        4,246             2,156            8,417             3,530
                                                               ------------      ------------     ------------      ------------
Gross margin                                                         1,398               676            2,473               827

Operating costs and expenses:
   Research and development                                            684             1,052            1,629             1,954
   Selling, general and administrative (1)                           1,346             1,333            2,430             2,546
                                                               ------------      ------------     ------------      ------------
        Total operating costs and expenses                           2,030             2,385            4,059             4,500

Operating loss                                                        (632)           (1,709)          (1,586)           (3,673)

Interest income                                                          -                 9                -                 9
Interest expense                                                       (30)                -              (53)             (152)
Other income                                                            53                50              103               100
Minority interest in net income (loss) of subsidiary                     -                (5)               2               (38)
                                                               ------------      ------------     ------------      ------------

Net loss                                                           $  (609)         $ (1,655)        $ (1,534)         $ (3,754)
                                                               ============      ============     ============      ============

Basic and diluted net loss per share:                              $ (0.06)         $  (0.15)        $  (0.14)         $  (0.42)
                                                               ============      ============     ============
                                                                                                                    ============
Weighted average number of common shares outstanding                10,785            10,771           10,778             8,932
                                                               ============      ============      ===========      ============


(1) Selling, general and administrative expense for the three months and six months ended June 30, 2003 includes Ford VPA warrant expense of $310,000.


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AMERIGON REPORTS SECOND QUARTER, SIX-MONTH RESULTS
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                              AMERIGON INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                   June 30,             December 31,
                                                                                     2003                   2002
                                                                                   --------             -----------
                         ASSETS                                                  (Unaudited)

 Current Assets:
   Cash & cash equivalents                                                         $   454                $   274
   Accounts receivable, less allowance of $65 and $55 respectively                   3,847                  4,530
   Inventory                                                                         3,358                  1,903
   Prepaid expenses and other assets                                                   393                    563
                                                                                   -------                -------
       Total current assets                                                          8,052                  7,270
 Property and equipment, net                                                         1,531                  1,324
 Deferred exclusivity fee                                                              439                    585
                                                                                   -------                -------
       Total assets                                                                $10,022                $ 9,179
                                                                                   =======                =======

           LIABILITIES AND SHAREHOLDERS' EQUITY

 Current Liabilities:
   Accounts payable                                                                $ 3,979                $ 4,296
   Accrued liabilities                                                                 707                    890
   Bank loan payable                                                                   391                    670
   Deferred manufacturing agreement - current portion                                  200                    200
                                                                                   -------                -------
       Total current liabilities                                                     5,277                  6,056
 Deferred manufacturing agreement - long term portion                                1,350                  1,450
 Minority interest in subsidiary                                                         -                      2
                                                                                   -------                -------

       Total liabilities                                                             6,627                  7,508
                                                                                   -------                -------
 Shareholders' equity:
   Preferred stock:
      Series A - no par value; convertible; 9,000
      shares authorized, 9,000 issued and outstanding
      at June 30, 2003 and December 31, 2002;
      liquidation preference of $11,520 and $11,205 at
      June 30, 2003 and December 31, 2002.                                           8,267                  8,267

  Common stock:
      No par value; 30,000,000 shares authorized, 12,021,230
      and 10,771,230 issued and outstanding at June 30, 2003
      and December 31, 2002                                                         45,999                 43,051
 Paid-in capital                                                                    19,814                 19,504
 Accumulated deficit                                                               (70,685)               (69,151)
                                                                                   -------                -------
       Total shareholders' equity                                                    3,395                  1,671
                                                                                   -------                -------
       Total liabilities and shareholders' equity                                  $10,022                $ 9,179
                                                                                   =======                =======


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